Exhibit 99.p.7

Code of Ethics	D E Shaw & Co

The Firm(1) places the highest value on ethical business practices and has adopted the following code of ethics (“Code”) that establishes the standard of business conduct that all employees must follow. In accordance with our high ethical standards and in order to assist the Firm in meeting its obligations as an investment adviser, the Firm’s Code incorporates the following general principles:

•                  Act in the best interests of clients.

•                  Conduct Firm business and personal securities transactions in a manner consistent with the Code, which includes avoiding any actual or potential conflicts of interest and any abuse of an employee’s position of trust and responsibility.

•                  Avoid taking any inappropriate advantage of one’s position at the Firm.

•                  Maintain confidentiality of information concerning the Firm’s investment recommendations and client holdings and transactions.

•                  Provide full, fair, accurate, timely, and understandable disclosure in reports required by auditors, regulators, or government bodies.

The Firm believes that these general principles not only help the Firm fulfill its obligations undertaken as an investment adviser, but also protect the Firm’s reputation and instill in its employees the Firm’s commitment to honesty, integrity, and professionalism. Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth or described below.

Persons Covered by the Code of Ethics

The Code applies to all employees of the Firm. For purposes of the Code, all employees are supervised persons (“Supervised Persons”). Supervised Persons also include partners, officers, or directors (or other persons occupying a similar status or performing similar functions) of the Firm; any other person who provides investment advice on behalf of the Firm and is subject to the Firm’s supervision and control; and any other person or group of persons as determined by Compliance.

Each Supervised Person is required to provide a written acknowledgement of receipt of the Code and of each subsequent amendment to the Code.

Certain provisions of the Code apply only to the Firm’s access persons (“Access Persons”). The Firm’s Access Persons include Supervised Persons who have access to non-public information regarding any purchases or sales of securities on behalf of a client, who are involved in making securities recommendations to clients, or who have access to recommendations that are non-public. Supervised Persons should presume that they are Access Persons unless they receive written notification from Compliance that they are not Access Persons.

Compliance with Applicable Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described below, the Code requires Supervised Persons to comply with applicable U.S. federal securities laws. These laws, as they apply to private investment funds and investment advisers, include, without limitation, the Securities Act of 1933; the Securities Exchange Act of 1934; the Investment Advisers Act of 1940; the Bank Secrecy Act; and the Dodd-Frank Wall Street Reform and Consumer Protection Act; and any rules adopted by the Securities and Exchange Commission or the U.S. Department of the Treasury under these or other applicable statutes.

The Code requires Supervised Persons to adhere to the applicable provisions of the Investment Company Act of 1940 with respect to a client that is a registered investment company, including taking all reasonable steps to ensure that they will not:

•                  Employ any device, scheme, or artifice to defraud such client.

•                  Make any untrue statement of a material fact to such client or omit to state a material fact necessary in order to make the statements made to such client, in light of the circumstances under which they are made, not misleading.

•                  Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on such client.

•                  Engage in any manipulative practice with respect to such client.

The Code also requires Supervised Persons to comply with applicable state securities laws and securities laws of any other countries in which they are conducting Firm business.

Personal Trading Policy

Access Persons must be familiar with and adhere to the Firm’s Personal Trading policy through which the Firm monitors and imposes restrictions on personal securities transactions and holdings. Access Persons must disclose securities information upon joining the Firm and as soon as possible after opening or becoming affiliated with a new personal (or related) account. The Firm reviews transactions and holdings to ensure compliance with the Firm’s policies.

(1) For the purposes of this Code, “Firm” refers to all entities within the D. E. Shaw group that perform investment advisory or related services

July 1, 2015	D. E. Shaw & Co., L.P.

Access Persons must also obtain appropriate authorization prior to participating in private placements and other private securities transactions as outlined in the Firm’s Private Securities Transactions policy.

Note that Access Persons may not purchase any “new issue” security, as defined by FINRA Rule 5130.

Outside Activities

Any Supervised Person’s directorships, employment, or other business activity outside the Firm may result in possible conflicts of interest for the employee or for the Firm and may therefore require approval by the employee’s supervisor and Compliance. In accordance with the Firm’s Outside Activities policy, written approval must be obtained by applicable employees prior to undertaking certain activities, so that a determination may be made whether the activities interfere with any of the employee’s or Firm’s responsibilities and so that any conflicts of interest may be addressed.

Family Connections

Under the Firm’s Family Connections policy, employees must disclose certain family and/or close personal relationships that may give rise to conflicts of interest, so that the Firm may identify and address any potential concerns.

Gifts and Entertainment

Employees must also comply with the Firm’s Gifts and Entertainment policy and obtain appropriate approvals so that the Firm may ensure that any potential conflicts of interest are avoided.

Confidentiality

The Firm generates, maintains, and possesses non-public information that must be held strictly confidential by employees. This information includes, without limitation, offering memoranda, investor and client lists, information about investors and clients generally, investment positions, research analyses and trading strategies, investment performance, internal communications, legal advice, and computer access codes, as well as all “Confidential Information” and “Confidential Applicability Information,” as such terms are defined in an employee’s employment agreement. Employees may not use any confidential or proprietary information for their own benefit or for the benefit of any party other than the Firm. In addition, employees may not disclose confidential or proprietary information to anyone outside the Firm, except in connection with the business of the Firm in a manner consistent with the Firm’s policies and interests or as required by applicable law, regulation, or legal process after notice to Compliance.

Failure to maintain the confidentiality of this information may have serious detrimental consequences for the Firm, its clients, and the employee who breached the confidence. Please note that these confidentiality obligations are in addition to those outlined in each employee’s employment agreement and do not modify or amend the terms of the employment agreement. Employees should consult their employment agreements to ensure they are abiding by the agreements’ terms.

Reporting Misconduct

As required by the Firm’s Internal Reporting policy, Supervised Persons must promptly report any violation or suspected violation of applicable law, the Code, the Firm’s Investment Adviser Compliance Manual and other internal policies, or any other business-related misconduct by calling the Compliance Hotline or by reporting it to their business unit head. The policy requires each Supervised Person to report violations or suspected violations, whether committed by oneself or by another employee, and regardless of whether the violations are inadvertent or intentional. Any reports will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation. Supervised Persons who report a violation or raise a concern in good faith will not suffer harassment, retaliation, or adverse employment consequence.

Sanctions for Violations of the Code of Ethics

A violation of any provision of the Code may result in a sanction. The Chief Compliance Officer, Executive Committee, and/or relevant supervisor(s) will determine the appropriate sanction on a case-by-case basis. Sanctions may include, among others, a letter of reprimand, adjustment to compensation, financial penalty, suspension, demotion, or termination of employment.

Administration of the Code of Ethics

Compliance will review all reports submitted pursuant to the Code, including personal and related transaction reports of Access Persons, to ensure transactions are consistent with the policies set forth in the Private Securities Transactions and Personal Trading policies and do not otherwise indicate any improper activities. Compliance also will ensure that all books and records relating to the Code are properly maintained as required by applicable securities laws.

Please contact Compliance with any questions relating to this Code.

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Revised July 1, 2015

Gifts and Entertainment Policy

The Firm has adopted the following policy on gifts, entertainment, conferences, and other business-related events paid for by third parties to assist the Firm in meeting its high ethical standards and to avoid conflicts of interest or the perception of conflicts of interest. This policy applies to all employees of the Firm and outlines specific standards and procedures on:

•                  Gifts to or Entertainment of Government Officials, Political Candidates, and Executives of State-Controlled Enterprises

•                  Giving Gifts

•                  Receiving Gifts

•                  Entertaining Third Parties

•                  Being Entertained by Third Parties

•                  Conferences and other Business-Related Events Paid for by Third Parties

•                  Personal Entertainment and Activities

As a general rule, all gifts and entertainment to or from a Third Party must be reported to or approved by the Relevant Supervisor and Compliance and will be allowed only if they comply with this policy and do not compromise the Firm in any manner.

This chart summarizes the reporting and approval requirements of the Firm’s Gifts and Entertainment policy described in more detail below:

CATEGORY	ACTION REQUIRED

Entertainment

Entertaining	Approval if > $100

Being Entertained	Report if > $100

Gift

Gift Giving	Pre-approval

Receipt of Gift	Approval if > $50
Report if < $50

Marquee Event	Pre-approval

Conferences or Business Expenses Paid for by Third Parties	Pre-approvel

All reports and requests for approval must be submitted through the GEAP system.

Confidential	July 1, 2015	Copyright © D. E. Shaw & Co., L.P.

For purposes of the Gifts and Entertainment policy:

•                  The term “Relevant Supervisor” shall generally mean a supervisor of the employee, where the supervisor is at least senior vice-president level. However, if the employee is a Managing Director, then “Relevant Supervisor” shall mean the CCO, who will determine whether such activity needs to be reported to or approved by another Managing Director or Executive Committee member. For DESIS/DESRIT, Relevant Supervisor shall mean a supervisor of the employee where the supervisor is at least associate-director level or Compliance.

•                  The term “Third Party” shall mean any employee, consultant, or independent contractor of (i) a company or individual with whom the Firm currently does business or is likely to do business with in the future; (ii) an investor or potential investor; (iii) a client or potential client; (iv) an investee or potential investee of a fund advised by the Firm; or (iv) a regulatory or government agency.

•                  The term “legitimate business purpose” as applied to any activity shall mean that the activity included an opportunity to discuss the business of the Firm or other business or was arranged for the purpose of relationship building.

•                  The term “entertainment” shall mean providing entertainment to or receiving entertainment from a Third Party in the form of a social, charitable, hospitality, or sporting event; meal; leisure activity; or any activity or event of a similar nature associated with a legitimate business purpose.

A conflict of interest may occur when the personal interests of employees interfere or could potentially interfere with their responsibilities to the Firm or its clients. To address such concerns, the overriding goals of the policy are as follows:

•                  Employees should not directly or indirectly accept gifts or entertainment if such acceptance would: (i) be perceived to influence their decision-making; (ii) make them feel beholden to a Third Party; (iii) be embarrassing to either the recipient or the Firm if made public; or (iv) be inconsistent with the Firm’s customary business practices.

•                  Employees should not directly or indirectly offer or give gifts or entertainment that would (i) be perceived as aimed at influencing decision-making of any Third Party; (ii) be embarrassing for the employee or the Firm if made public; or (iii) be inconsistent with the Firm’s customary business practices.

Any exception to the policy may be considered on a case-by-case basis and will be granted only upon prior written approval of both the CCO and the Relevant Supervisor.

I.                                        Gifts to or Entertainment of Government Officials, Political Candidates, and Executives of State-Controlled Enterprises

•                  Giving gifts to or entertaining members of the U.S. House of Representatives or the U.S. Senate or their staffs is prohibited, with very limited exceptions. If you would like to discuss a possible exception, please contact the CCO.

•                  Giving gifts to or entertaining (i) any other U.S. federal, state, or local government officials, (ii) U.S. political candidates, (iii) non-U.S. government officials or executives of a non-U.S. state-controlled enterprise; or (iv) any member of such person’s staff requires pre-approval via the Gifts and Entertainment Approval Process system (GEAP System). Further guidance is provided in the Giving Gifts and Entertaining Third Parties sections below.

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•                  For details on other activities involving government officials, such as campaign contributions, campaign fundraising activities, and Firm-related communication with government officials, please see the Political Contributions and Activities Policy.

II.                                   Giving Gifts

Please note that specific procedures govern Gifts to or Entertainment of Government Officials, Political Candidates, and Executives of State-Controlled Enterprises.

Gifts with an aggregate value in excess of $100 during any calendar year may not be given to any Third Party.

Any gift given to Third Parties must be pre-approved by the Relevant Supervisor and Compliance. Compliance will seek to confirm that another department or employee of the Firm has not given a gift that, together with the reported gift, might cause the $100 annual limit to be exceeded.

Each request for approval of a gift to be given shall be submitted using the GEAP System.

When logging a “Giving Gifts” request in the GEAP System:

•                  The cost and the prevailing retail market price of the gift should be considered in making a good faith estimate of its value. Additional costs such as shipping, handling, engraving, and tax expenditures need not be included in the valuation.

•                  If the recipient is a union (e.g., labor organization) or a union official, select “Union-Related” as the Relationship. The term “union official” shall mean any officer, agent, shop steward, employee, or other representative of a labor organization. The U.S. Department of Labor (“DOL”) requires the Firm to file, within 90 days after the end of the Firm’s fiscal year, Form LM-10 reporting any gifts, entertainment, or other items of value (including reimbursed expenses) given to a union official with an aggregate value in excess of $250 during any given year. Compliance will monitor compliance with applicable DOL requirements.

In addition, please note the following:

•                  Tickets given to concerts, theater, sporting events, or comparable activities that are not hosted (i.e., a Firm employee is not in attendance) are considered gifts.

•                  The giving of cash is prohibited. The giving of gift certificates or gift cards is discouraged.

•                  Promotional items, such as caps, calendars, paperweights, etc., with the Firm’s name or logo printed on them, are not considered gifts. However, promotional items that (i) could be deemed to be lavish or (ii) do not prominently display the Firm’s logo or name may be considered gifts. Compliance must be consulted before these types of promotional items are given to any Third Party.

•                  No gifts, excluding promotional items, with an aggregate market value in excess of $100 within any twelve-month period may be given to an employee of a member, member firm or broker association of the CME Group, which includes the Chicago Mercantile Exchange, the Chicago Board of Trade (“CBOT”), the New York Mercantile Exchange (“NYMEX”), the Commodity Exchange, Inc. (“COMEX”) and the Kansas City Board of Trade (“KCBT”).

•                  No gifts, including promotional items, shall be given to employees or spouses/domestic partners of employees of the Chicago Board Options Exchange (the “CBOE”).

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•                  No gifts, including promotional items, shall be given to employees of the Bloomberg Swap Execution Facility (the “Bloomberg SEF”), any Director or Officer of, or individual employed directly by, BSEF, the NFA or any individual rendering similar services to BSEF, without the prior written approval of Compliance.

•                  No gifts, including promotional items, shall be given to employees of the TradeWeb Swap Execution Facility (the “TradeWeb SEF”) without the prior written approval of Compliance.

•                  No gifts, including promotional items, shall be given to employees of The NASDAQ Stock Market without the prior written approval of Compliance.

You should consult with Compliance if there is any doubt as to whether an item to be given to a Third Party could be considered a gift.

III.                              Receiving Gifts

Any gift valued at less than $50 and received from a Third Party must be promptly reported to the Relevant Supervisor and Compliance.

Any gift valued at $50 or more and received from a Third Party must be approved by the Relevant Supervisor and Compliance prior to acceptance or promptly after receipt if prior notice is not practical.

Gifts involving marquee events must be approved by the Relevant Supervisor and then by the relevant Executive Committee member prior to attendance. The term “marquee event” shall mean any event that is highly publicized and in high demand (e.g., a championship match), including without limitation the Super Bowl, the World Series, and the soccer World Cup. Employees should consult with Compliance if there is any doubt as to whether an event may be deemed a marquee event.

In addition, employees of the Firm may not receive gifts in excess of $100 in value within any twelve-month period from an employee of a member, member firm or broker association of the CME Group which includes the Chicago Mercantile Exchange, the Chicago Board of Trade (“CBOT”), and the New York Mercantile Exchange (“NYMEX”), the Commodity Exchange, Inc. (“COMEX”) and the Kansas City Board of Trade (“KCBT”). Compliance will monitor compliance with applicable CME Group requirements.

Each notification or request for approval of a gift received shall be submitted using the GEAP System.

When reporting a gift from a Third Party, you should use factors such as the prevailing retail market price of the gift and the store or vendor from which the gift was purchased (if known) in making a good faith estimate of the gift’s value.

In addition, please note the following:

•                  Tickets to concerts, theater, sporting events, or comparable activities that are not hosted (i.e., the Third Party is not in attendance) are considered gifts.

•                  Accepting cash, gift certificates, or gift cards is prohibited. Such gifts should be promptly returned.

•                  Promotional items, such as caps, calendars, paperweights, etc., with a Third Party’s name or logo prominently printed on them are not considered gifts unless the value of such promotional items are estimated reasonably to be worth $50 or more, in which case acceptance must be approved by the Relevant Supervisor and Compliance.

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While the Firm recognizes that employees often receive gifts from Third Parties (whether during the holiday season or at other times), employees should not encourage any Third Party to give a gift. In addition, whenever practical, gifts received should be distributed fairly among various members of the department involved with the business relationship, and it is the responsibility of recipients and Relevant Supervisors to effect a fair distribution. If there is any doubt as to whether an item or event should be considered a gift, you should consult with Compliance.

IV.                               Entertaining Third Parties

Please note that specific procedures govern Gifts to or Entertainment of Government Officials, Political Candidates, and Executives of State-Controlled Enterprises.

Certain entertainment expenses must be reported to Compliance and approved by the Relevant Supervisor. More specifically, each reportable entertainment event (i.e., dinners, concerts, theater, or sporting events) must (i) be associated with a legitimate business purpose and (ii) be attended by an employee of the Firm.

All entertainment expenses must be reported and approved, except the following:

•                  in-house meals or refreshments;

•                  meals, refreshments, or entertainment outside the Firm’s office costing less than $100 per person, provided that an employee’s entertainment with a particular Third Party during any month shall not exceed four events (Special note to Investor Relations: As certain U.S. states and localities have rules and cost limits for the entertainment of public officials, all meals, refreshments, or entertainment offered to any U.S. state or local official must be reported and approved, regardless of cost. Before entertaining any U.S. state or local official, you must check the wiki titled IR Interactions with State and Local Government Officials for jurisdiction-specific rules and cost limits. You should also check the GEAP System to ensure that your proposed entertainment, when combined with prior entertainment, will not cause any such cost limits to be exceeded.); and

•                  transportation, meals, and hotel accommodations arranged by a member of StratGrowth for the purpose of recruitment need only adhere to the existing policies of StratGrowth for such activities.

Each notification and request for approval of any entertainment expense shall be submitted using the GEAP System.

When providing information on an entertainment expense in the GEAP System:

•                  Estimate the value of tickets to concerts, theaters, sporting events, or comparable activities at the greater of cost or face value. Accordingly, in most instances, premium sporting or special events should be valued at cost, not face value.

•                  If the recipient is a union official, select “Union-Related” as the Relationship. The term “union official” and the DOL requirements are described in the Giving Gifts section of this policy. Compliance will monitor compliance with applicable DOL requirements.

Entertainment expenses should not be so lavish or extensive in nature that it would be reasonably judged to have the likely effect of causing the Third Party to act in a manner inconsistent with the best interest of the Third Party’s employer.

For purposes of this policy, “lavish entertainment” includes without limitation:

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•                  transportation by airplane, helicopter, yacht, or other non-traditional transportation to any event;

•                  hotel accommodations at any event; and

•                  any entertainment or event that is reasonably believed to be or would be embarrassing to either the recipient or the Firm if made public.

Compliance, in consultation with the Relevant Supervisor, will determine whether entertainment to a Third Party is too frequent and may prohibit the provision of future entertainment to such Third Party.

In addition, every employee must follow the particular policies, if any, of the employee’s department with regard to entertaining Third Parties and the reimbursement of such expenses.

V.                                    Being Entertained by Third Parties

Certain entertainment associated with a legitimate business purpose and hosted by a Third Party (i.e., the Third Party is in attendance) must be reported to the Relevant Supervisor and Compliance.

Marquee events hosted by a Third Party, however, must be approved by the Relevant Supervisor and then by the relevant Executive Committee member prior to attendance. The term “marquee event” shall mean any event that is highly publicized and in high demand (e.g., a championship match), including without limitation the Super Bowl, the World Series, and the soccer World Cup. Employees should consult with Compliance if there is any doubt as to whether an event may be deemed a marquee event.

The following entertainment need not be reported:

•                  any meal or refreshment provided at the offices of the Third Party; and

•                  a meal, refreshment, or entertainment costing less than $100 per person, provided that an employee’s entertainment with a particular Third Party during any month shall not exceed four events.

Each notification or request for approval of an entertainment event shall be submitted using the GEAP System.

When reporting any entertainment paid for by a Third Party, you should estimate the value of tickets to concerts, theaters, sporting events, or comparable activities at the greater of the face value or a good faith estimate of the cost. Meals and other entertainment received should be valued at a good faith estimate of the cost.

The acceptance of lavish entertainment is prohibited. For purposes of this policy, “lavish entertainment” includes, without limitation:

•                  transportation by airplane, helicopter, yacht, or other non-traditional transportation to any event;

•                  hotel accommodations at any event; and

•                  any entertainment or event that is reasonably believed to be or would be embarrassing to either the recipient or the Firm if made public.

As a general rule, transportation incidental to a business-related event or meeting may be accepted but should be reasonable under the circumstances. For instance, the frequent acceptance of “stretch limousine” service to events hosted by a Third Party may not be allowed.

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As noted above, tickets to concerts, theater, sporting events, or comparable activities that are not hosted (i.e., the Third Party is not in attendance) or that are not for a legitimate business purpose are considered gifts, not entertainment.

Consistent with the overriding goals of the Firm’s policy stated above, entertainment from a Third Party should not be so frequent or lavish as to raise any question of impropriety. Compliance, in consultation with the Relevant Supervisor, will determine whether entertainment from a Third Party is too frequent and may prohibit acceptance of future entertainment from such Third Party.

VI.                               Conferences and other Business-Related Events Paid for by Third Parties

From time to time, an employee of the Firm may receive an invitation to attend a conference sponsored by a Third Party. Generally, conferences with a legitimate business agenda, where the cost of the conference is paid for by the sponsoring firm, will be considered for approval if transportation and other expenses are paid by the Firm. Attendance at such conference must be approved by the Relevant Supervisor and Compliance.

Each request for approval to attend a conference paid by the sponsoring firm shall be submitted using the GEAP System.

For the avoidance of doubt, note that a business-related event sponsored by an investee or potential investee of a fund advised by the Firm (e.g. a tour of relevant locations related to the investee’s business) would not be considered a “conference” for purposes of seeking Relevant-Supervisor and Compliance approval under this policy.

However, even if attendance at a business-related event does not require approval under the policy, transportation and lodging expenses arising from such an event, if not paid for by the Firm, must be reported in the GEAP System so Compliance can assess for possible conflicts of interest. Transportation that is incidental to a business-related event, however, need not be paid for by the Firm, so long as it is reasonable under the circumstances (e.g., if the event is a bus tour of a number of the investee’s business locations, the Firm need not pay for the cost of the bus transportation).

Entertainment provided or received before, during the course of, or after, a conference or business-related event must be reported to or approved by the Relevant Supervisor and Compliance in accordance with the policy.

Note that the following entertainment events need not be reported:

•                  any meal or refreshment provided at the offices of the Third Party or in-house meals or refreshments; or

•                  any meal, refreshment, or entertainment in connection with the conference costing less than $100 per person, provided that an employee’s entertainment with a particular Third Party during any month does not exceed four events.

VII.                          Personal Entertainment and Activities

Circumstances where an employee has a personal relationship with a Third Party with whom the employee or his or her business unit does business or is likely to do business may cause, or be perceived to cause, a conflict of interest, and should be disclosed to the Relevant Supervisor and Compliance. This issue arises whether the personal relationship predated or developed as a result of the business relationship with the Firm.

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Giving Gifts and Receiving Gifts

Any gift given to a Third Party, including, without limitation, congratulatory gifts, which is reimbursed by the Firm would fall under the Firm’s policy for giving gifts; approval must be obtained from the Relevant Supervisor and Compliance.

Any gift given to a Third Party that is not reimbursed by the Firm will be considered personal and need not be pre-approved. However, gifts given to a Third Party with whom the employee or his or her business unit does business or is likely to do business, including, without limitation, congratulatory gifts for a birth of a child or a marriage, should be reported to the Relevant Supervisor and Compliance.

For the avoidance of doubt, any gift received from a Third Party with whom you or your business unit does business or is likely to do business including, without limitation, congratulatory gifts for a birth of a child or a marriage, would fall under the Firm’s policy for receiving gifts and must be reported to or approved by the Relevant Supervisor and Compliance.

Entertaining and Being Entertained

Situations where an employee socializes with a Third Party with whom the employee or his or her business unit does business or is likely to do business and pays his or her share or more of the expenses (without reimbursement by the Firm), may be considered personal activities. However, such activities may cause or be perceived to cause a conflict of interest and should be reported to the Relevant Supervisor and Compliance. Receipts (or other records) for these events should be maintained by the employee in case the employee is called on to evidence the personal nature of the activities.

If an employee socializes with a Third Party with whom the employee or his or her business unit does business or is likely to do business and does not pay his or her share of the expense {i.e., does not pay anything or pays less than his or her share), this would be considered business entertainment and must be reported and approved.

If there is any doubt as to whether any activity or gift is covered by this section or other sections of the policy, you should consult with Compliance.

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Revised July 1, 2015

Personal Trading Policy

•                  Overview

•                  Disclosure of Accounts

•                  Policies Applicable to all Employees

•                  General Restrictions

•                  Pre-approval Requirement

•                  Holding Periods

•                  Desk-Specific Trading Restrictions

•                  Monitoring and Surveillance

•                  Annex A: PTAP Approver List

•                  Annex B: Group-specific Restrictions

•                  Annex C: Mutual Funds Advised by the Firm

I. Overview

The Firm monitors activity in employee and employee-related accounts. An employee-related account is any account (i) in which a Firm employee has a direct or indirect financial interest and (ii) over which the employee has the power, directly or indirectly, to make investment decisions, to suggest or direct trades, or to exercise control. Examples of employee-related accounts may include, without limitation, joint accounts, accounts of one’s spouse, minor children, or other family members where the employee has signature or other authority over the account, and trusts where the employee is a trustee or has a beneficiary interest.

This section describes the Firm’s policy pertaining to employee and employee-related account transactions. The policy, which supplements the Statement of Policy and Procedures to Detect and Prevent Insider Trading, has been developed to provide employees with opportunities to trade for their personal and related accounts in a fair and equitable manner, while limiting potential conflicts of interest.

Topics covered by the policy include:

•                  Disclosure of accounts. Employees must disclose to the Firm personal and related securities and commodities accounts and any securities held outside of such accounts.

•                  Pre-approval. With certain exceptions, employees must obtain pre-approval from a relevant Managing Director (or designee) or from Compliance for any securities or commodities transactions.

•                  Holding periods. With certain exceptions, employee transactions are subject to specified holding periods.

•                  Applicable trading restrictions. Employees may be restricted from trading certain securities or commodities. Such restrictions may vary according to the area of the Firm in which an employee works, or for any other reason as determined by Compliance and/or senior management.

•                  Monitoring and surveillance. The Firm conducts ongoing monitoring of securities and commodities activity in employees’ personal and related accounts. The Firm reserves the right to take appropriate disciplinary action against violators, up to and including termination.

Note that certain rules apply only to employees of D. E. Shaw India Software Private Limited (“DESIS”) and D. E. Shaw Research India Technology Private Limited (“DESRIT”). These rules can be found in the sections marked “For DESIS/DESRIT only.” Rules that apply to all the Firm’s employees also apply to DESIS/DESRIT employees provided that they are not inconsistent with the “For DESIS/DESRIT only” rules.

Any questions regarding this policy should be addressed to Compliance by e-mailing <Personal Trading (NYC)>.

II. Disclosure of Accounts

A. General Requirements

Upon commencing employment with the Firm, all new employees are required to disclose on a Personal Trading Account Information form their personal and related securities and commodities accounts maintained at a domestic or foreign broker-dealer, investment advisor, bank, or other financial institution. In addition, current employees are required to notify Compliance via the Personal Trading Approval Process (“PTAP”) system of any new personal or related account(s) as soon as possible after the opening of such account(s). Brokers of all above-mentioned accounts will be instructed to send copies of all trade confirmations and periodic account statements to Compliance for review.

Please note that the Policies Applicable to all Employees and Group-Specific Trading Restrictions, which appear later in this policy, pertain only to the personal and related accounts over which the employee has the power, directly or indirectly, to make investment decisions or exercise control.

For the avoidance of doubt, note that accounts that hold or permit the holding of the following must be reported:

•                  Non-U.S.-registered open-end investment companies;

•                  Closed-end investment companies, whether U.S.- or non-U.S.-registered; and

•                  U.S. and non-U.S. exchange-traded fund (“ETF”) holdings, even those structured as open-end registered investment companies.

B. Designated Brokerage Policy

The Firm will requires employees to use only Compliance-approved Designated Brokerages for personal trading. Any new employees with a personal account maintained at a brokerage that is not a Designated Brokerage must close or convert the account to a managed account within one month of commencing employment with the Firm. If it is not possible to close or convert the account to a managed account within one month of commencing employment, please contact Compliance as soon as practicable. It is the new employee’s responsibility to supply the Firm with duplicate statements of all such accounts held with entities other than the Designated Brokers.

For detailed information regarding the Designated Brokerage Policy, please visit the Designated Brokerage Policy intranet page.

For DESIS/DESRIT only

All DESIS/DESRIT employees are required to maintain their personal and related securities and commodities accounts with brokers designated by the Firm (“Designated Brokers”).

The Designated Brokers for DESIS/DESRIT employees are:

•                  Axis Securities & Sales Ltd.

•                  ICICI Securities

•                  Kotak Securities

Personal and related accounts held with entities other than the Designated Brokers must be closed or converted to a managed account within one month of commencing employment with the Firm. If it is not possible to close or convert the account to a managed account within one month of commencing employment, please contact Compliance as soon as practicable. It is the new employee’s responsibility to supply the Firm with duplicate statements of all such accounts held with entities other than the Designated Brokers.

In addition, all employees are required to notify Compliance via the Personal Trading Approval Process ( HYD PTAP) system of any new personal or related accounts promptly after the opening of such accounts. All new accounts must be opened with a Designated Broker, who will be instructed to send copies of all trade confirmations and periodic account statements to Compliance for review.

The Designated Brokers will require that account holders provide written authorization so that Compliance may receive electronic copies of account statements / trading confirmations and monitor account activity.

C. Additional Requirements

Employees must also notify Compliance, by sending an e-mail to <Perspnal Trading (NYC)>, if they:

•                  hold any securities outside their personal and related accounts including:

•                  physical certificates;

•                  stock options;

•                  direct purchase plans; and

•                  closed-end registered investment companies purchased and held by a fund distributor

•                  hold five percent or more of the outstanding shares of any public company

Employees holding five percent or more of the outstanding shares of any public company also:

•                  have an ongoing obligation to notify Compliance if they become aware of any business relationship between such public company and the Firm, or any potential conflict of interest arising from such a relationship;

•                  should not be involved with arranging or negotiating the terms of any business relationship between the public company and the Firm unless approved by Compliance; and

•                  should not be engaged in any transactions with such public company on behalf of the Firm unless approved by the Compliance.

Firm employees with private placement investments or any investment that is not available to the general public should refer to the Firm’s policy on Private Securities Transactions.

For DESIS/DESRIT only

Although all physical certificates must be disclosed, they do not have to be dematerialized. However, a Designated Broker must be used when an employee chooses to dematerialize any physical certificates.

D. Exception to Account Disclosure Requirement

Accounts that permit holdings of only U.S.-registered, open-end investment companies (commonly referred to as “Mutual Funds”) need not be disclosed. (Note that accounts that permit other holdings but in practice are only used to hold Mutual Funds must still be disclosed.)

III. Policies Applicable to all Employees

A. General Restrictions

Employees may not trade using the Firm’s proprietary information or information relating to transactions of the Firm’s customers or clients.

In addition, personnel may not trade using information otherwise obtained in the course of the Firm’s business (including prospective business). While each situation is unique and must be considered individually, examples of information obtained in the course of Firm business include information from a coworker, broker, or counterparty related to trading activity (anticipated or actual), a firm’s business or prospects, or other information generally not available to the public.

Firm employees may not trade securities on the Firm’s Restricted List or any other applicable desk-specific or strategy-specific restricted list.

•                  The PTAP system will prevent a request from being approved if a security is on the Firm’s Restricted List.

•                  Members of the trading groups should nevertheless check the Firm’s Restricted List and any other applicable desk-specific or strategy-specific restricted list prior to requesting pre-approval of a trade.

Firm employees may not purchase any “new issue” security, as defined in FINRA Rule 5130.

Employees must notify Compliance via a PTAP trade pre-approval request if the proposed trade involves a futures or commodities contract. Where position limits or other restrictions apply, personal trading of futures or commodities contracts may not be approved or, if approved, employees may be required to close a position in advance of the time limit during which position limits apply.

For DESIS/DESRIT only

Note that non-U.S. IPOs, including some Indian IPOs, may be defined as “new issues” under FINRA 5130. Please consult with Personal Trading (Hyd) before subscribing to any new issues. Also, the holding period for IPOs begins from the day of listing in the exchange and not from the day of subscription. Employees must take note of this to avoid a possible holding-period violation.

Due to regulatory constraints DESIS/DESRIT employees are not permitted to trade futures or commodities contracts.

B. Pre-Approval Requirement

1. Basic Requirement

•                  Firm employees must obtain approval via the PTAP system prior to effecting any securities or commodities transaction in a personal or related account for which the employee exercises control. For DESIS/DESRIT only: Requests for personal trade approval should be submitted via the HYD PTAP system.

•                  Firm employees must obtain approval via PTAP prior to buying any U.S. mutual funds to which the D. E. Shaw group provides investment advisory services (see Annex C).

•                  Approval is effective the day it is granted and the following two business days.

•                  Please see Annex A for a list of PTAP approvers. While the Firm tries to accommodate employee personal trading requests, responses may not be immediate, and delays should be expected when seeking approvals. The Firm will not have any responsibility for losses resulting from such delays, regardless of the length of such delays.

2. Large, frequent, or risky trades

In addition to the general restrictions discussed above, the Firm may restrict personal and related account trading if, in the sole discretion of the Firm, any of the following holds:

•                  Trading activity is likely to conflict with the Firm’s trading or other business activities.

•                  Trading activity or personal portfolio management activity is likely to compete with, and adversely affect, an employee’s job function.

•                  Excessive risk has the potential to compete with, and adversely affect, an employee’s job function.

•                  Trade activity approval unduly impinges on management time.

Compliance will notify the employee’s relevant Managing Director of trading that may fall into any of the above categories.

3. Exceptions to pre-approval requirement

•                  Pre-approval is not required for U.S. Treasury bills, U.S. Treasury bonds, and other direct obligations of the U.S. government, money market instruments (such as bankers’ acceptances and bank CDs), and U.S. mutual funds (i.e., U.S. open-end registered investment companies).

•                  However, for the avoidance of doubt, note that pre-approval is required for:

•                  U.S. mutual funds to which the D. E. Shaw group provides investment advisory services (see Annex C)

•                  Closed-end funds;

•                  ETFs;

•                  Municipal bonds;

•                  U.S. government agency securities (such as FNMAs); and

•                  Any securities issued by governments outside the U.S.

For DESIS/DESRIT only

The following Exempt Securities need not be disclosed, do not require pre-approval, and can be held with any broker or institution (i.e., Exempt Securities need not be held with a Designated Broker):

•                  Reserve Bank of India (RBI) or Government of India Securities

•                  U. S. Treasury bills, U.S. Treasury bonds, government agency securities (such as FNMAs), Infrastructure Finance Company bonds, and municipal bonds

•                  Money Market instruments (such as bankers’ acceptances and bank CDs)

•                  Post Office schemes

•                  Indian Open-End Mutual Funds

•                  SEBI-Registered Closed-End Mutual Funds

•                  ELSS (Equity-Linked Savings Scheme)

•                  MIPs (Monthly Income Plans)

•                  Insurance Policies

Note, however, that ETF holdings must be reported and held with a Designated Broker.

C. Holding Periods

The minimum holding period is 30 calendar days for all relevant securities traded in a personal or related account for which the employee exercises control. More specifically:

•                  Firm employees may not transact any buy followed by any sell (or any sell followed by any buy) in a security or a related security unless a period of at least 30 days transpires between the two transactions. In general, the exposure created by an opening position needs to be maintained for 30 days and any trade designed to reduce this exposure before the expiration of the 30-day holding period is prohibited.

•                  The 30-day holding period applies to all instruments, including, without limitation, common stocks, bonds, ETFs, convertible securities, warrants, and options. The holding period also applies to futures, single stock futures, and other financial instruments.

•                  The holding period is calculated on a “last in first out” (“LIFO”) basis. For example, if an employee purchases ABC on October 1 (trade date, “T”), then makes another ABC purchase 8 days later, on October 9 (T+8), the employee may not sell (long or short) either lot of ABC until on or after November 8 (T+38).

•                  If a position is closed, the exposure it represented may not be re-established, whether using the same security or some other financial instrument, until the relevant holding period has elapsed. For example, if an employee liquidates a position on October 1 (T), then the employee may not repurchase the same security until on or after October 31 (T+30).

•                  Note that futures roll trades, or trades that convert a futures position from an expiring contract into the next contract in the same series, are exempt from the holding period requirement.

•                  Note the following for options contracts:

•                  Spreads and straddles are not permitted.

•                  All exposure created by a new position in an options contract must be maintained for a minimum of 30 days and may not be closed out or otherwise offset with another trade in an options contract or the underlying security.

•                  If an option contract has an expiration date within 30 days of the date of an initial purchase, the contract can expire out of the money or be exercised for shares (which need to be held for the balance of the original 30-day period).

•                  Similarly, covered options contracts are not permitted to be written with an expiration date less than 30 days after the last transaction in the underlying equity.

•                  The holding period does not apply if the position is closed at a loss of ten percent or more based on the gross price at which it was opened. For example, if an employee buys a security on October 1 (T) at $100 per share, then the employee may sell it prior to October 31 (T+30), if the security is sold for $90 per share or less. Please note employees closing a position at a loss of ten percent or more must follow established procedures and obtain pre-approval via the PTAP system prior to executing any trade.

D. Additional Requirements Regarding Private Placements and Options

•                  Employees considering participating in private placement investments or any investment that is not available to the general public should refer to the Firm’s policy on Private Securities Transactions.

•                  Employees must notify Compliance when their accounts achieve an aggregate position of 200 or more option contracts on the same side of the market for the same underlying security or index traded in the U.S.

IV. Group-Specific Trading Restrictions

Group-specific restrictions apply to personal and related accounts controlled by any member of a trading or transaction group or any employee reporting directly or indirectly to the Managing Director in charge of a trading or transaction group. A list of group-specific restrictions can be found in Annex B.

Exceptions to group-specific restrictions will be considered on a case-by-case basis. In certain instances, exceptions may be granted for a temporary or specified time. Temporary waivers must be pre-approved by both the employee’s group head and the CCO. Any such waivers are as specified only, and do not imply that future waivers will be granted, even with respect to the same or similar securities.

Please note that DESIFS employees are subject to additional personal trading restrictions.

V. Monitoring and Surveillance

Compliance will actively monitor adherence to this policy. Employees are reminded that the Firm reserves the right to restrict personal and related account trading if any trade is inconsistent with this policy and expects to take appropriate disciplinary action against violators, up to and including termination.

Annex A (Redacted)

Annex B (Redacted)

Annex C: Mutual Funds Advised by the Firm

1.              Vanguard Growth and Income Fund (VQNPX)

2.              Arden Alternative Strategies Fund (ARDNX)

Revised November 1, 2013

Private Securities Transactions Policy

All employees of the Firm are required to obtain pre-approval before purchasing a private security and to provide notice promptly after the sale of an existing private security investment.

The approval and notification requirements apply to an employee’s own private securities transactions as well as those private securities transactions over which the employee has the power, directly or indirectly, to make investment decisions or exercise control. Any private securities transactions for which the employee does not have the power, directly or indirectly, to make investment decisions or exercise control but does have a direct or indirect financial interest (e.g., certain private securities transactions of one’s spouse and minor children) must be promptly reported to Compliance.

In addition, employees with approved private securities investments:

•                  should not be involved with arranging or negotiating the terms of any business relationship between the issuer and the Firm unless approved by Compliance; and

•                  have an ongoing obligation to notify Comp liance of any new conflicts of interest that could arise as a result of their private securities investments.

The policy is designed to permit employees to engage in approved private securities transactions, while limiting potential conflicts of interest.

Members of the trading groups and Investor Relations must obtain initial approval from a managing director of their group (or such managing director’s designee) and Compliance. Members of non-trading groups (e.g., FinOp, Legal, Human Capital, Admin, DESIS/DESRIT, etc.) must obtain approval from the Relevant Supervisor and Compliance. The CCO will decide on a case-by-case basis whether a private securities transaction of a member of the Executive Committee must be approved by another Executive-Committee member. Any requests for approval or notifications must include a description of the proposed transaction and any selling compensation involved.

For purposes of this policy, examples of private securities transactions include, without limitation:

•                  transactions in securities, commodities, or other financial instruments that are not publicly offered or traded;

•                  offerings exempt from registration under the Securities Act of 1933;

•                  participation in hedge funds and private placements; and

•                  investments in any other business.

Employees must complete a Private Securities Transaction Request Form to request permission to invest in any new private security and to provide notification of the full or partial liquidation of an existing private security. New employees are required to complete a Private Securities Transaction Form when disclosing existing investments in private securities.

Revised July 1, 2015

Outside Activities Policy

Any employment or other business activity outside of the Firm (“Outside Activity”) must be reported to and reviewed by Compliance for possible conflicts of interest for the employee and/or the Firm.

Employees are required to obtain the prior written consent of the Relevant Supervisor and Compliance before engaging in any aspect of the securities business, in any activity or business substantively similar to one being conducted or developed by the Firm, or in any other Outside Activity.

For purposes of the Outside Activities Policy, the term “Relevant Supervisor” shall generally mean a supervisor of the employee, where the supervisor is at least senior vice-president level. The CCO or a designee will decide on a case-by-case basis whether an Outside Activity of a member of the Executive Committee needs to be reported to or approved by another Executive Committee member. For DESIS/DESRIT, Relevant Supervisor shall mean a supervisor of the employee where the supervisor is at least associate-director level or Compliance.

In addition, employees are required to promptly notify Compliance of any changes to a previously disclosed Outside Activity (e.g., cessation of activity or change in role, responsibility, or title). Please email Compliance Requests (NYC) to provide such notification.

Outside Activities include, but are not limited to:

•                  any agreement to be employed or compensated by a person or entity other than the Firm and its affiliates;

•                  any agreement to serve on the finance, investment, or comparable committee of any organization, including a non-profit organization; or

•                  any agreement to serve as an officer, director, or partner (or in a similar capacity) of another business or organization, including a non-profit organization.

Employees do not need to disclose service to industry associations such as the Managed Funds Association (MFA), the Securities Industry and Financial Markets Association (SIFMA), or the President’s Working Group on Financial Markets (PWG).

When approving an Outside Activity, Compliance (in conjunction with other relevant internal groups, as necessary) will consider whether the proposed activity will: (i) interfere with or otherwise compromise an employee’s responsibilities to the Firm or investors or (ii) be viewed by investors or the public as part of the Firm’s business. Compliance will evaluate whether to impose specific conditions or limitations on the Outside Activity, including where circumstances warrant, prohibiting the activity.

The policy is designed to help the Firm and its employees avoid conflicts of interest. Accordingly, employees with approved Outside Activities:

•                  should not be involved with arranging or negotiating the terms of any business relationship between the other organization and the Firm unless approved by Compliance; and

•                  have an ongoing obligation to notify Compliance if any new conflicts of interest could arise as a result of their Outside Activities, or if they cease such Outside Activities.

To obtain approval for any Outside Activity, employees must complete an Outside Activities Information Form.

Revised July 1, 2015

Internal Reporting Policy

A. Issue

The Firm is committed to complying with the highest standards of ethical, moral, and legal business conduct. Employees of the Firm are required to carry out their responsibilities in accordance with all applicable laws and regulations, and with the highest standard of honesty and integrity as embodied by the Firm’s Code of Ethics (“Code”). In furtherance of these principles, it is the responsibility of all employees to report misconduct that violates the law or the Firm’s internal policies (“Reportable Conduct”), including the Code and Investment Adviser Compliance Manual (“Manual”).

B. Policies and Procedures

•                  All Firm employees are required to promptly notify Compliance of any suspected Reportable Conduct.

•                  Please notify Compliance by:

•                  calling the Compliance Hotline at extension 60380;

•                  speaking with the Chief Compliance Officer (“CCO”) directly; or

•                  speaking with a business unit head, who will notify the CCO on their behalf.

•                  Reportable Conduct includes, but is not limited to:

•                  Business-related activities that violate the Firm’s internal policies, including the Code and Manual;

•                  Business-related activities that violate applicable laws or regulations;

•                  Incorrect financial reporting or other business practices that are deceptive, misleading, or fraudulent;

•                  Any other business-related misconduct that affects the Firm; and

•                  Business-related activities which reflect poorly on the Firm or otherwise give the appearance of impropriety, even if not unlawful.

•                  The obligation to report extends to the duty to self-report violations committed by the employee and the duty to report violations committed by other employees, whether these violations are inadvertent or intentional.

•                  Employees who report a violation or raise a concern in good faith will not suffer harassment, retaliation, or adverse employment consequence.

•                  An employee who retaliates against someone who has reported a violation in good faith could be subject to disciplinary action.

•                  The CCO is responsible for investigating and resolving all reported violations and allegations.

•                  Employees’ reports will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

•                  Employment-related concerns or human resources issues should continue to be reported through the channels outlined in the Employee Handbook.

Revised November 11, 2014

Family Connections Policy

Employees are required to promptly disclose to Compliance, to the extent known, if an immediate family member:

•                  works for a competitor in a business unit that could reasonably be expected to benefit financially from information to which the employee has access;

•                  serves as a senior officer, director, or partner of a public company;

•                  serves as a senior officer, director, or partner of a private company with which the Firm does or is likely to do business;

•                  owns five percent or more of the outstanding shares of a public company;

•                  owns five percent or more of the capital of a private company with which the Firm does or is likely to do business; or

•                  is a government official or a member of their staff.

Disclosures should be made by submitting a Family Connections Request Form. In addition, employees are required to promptly notify Compliance of any changes to a previously disclosed family connection. Please email Compliance Requests (NYC) to provide such notification.

If any of the above family connections exist, employees shall refrain from the following (unless specifically approved by Compliance):

•                  Arranging or negotiating the terms of any business relationship (e.g., service contracts, subscription agreements, side letters) between the Firm and the subject company or government entity.

•                  Engaging in any transactions on behalf of the Firm with the subject company or government entity.

For the purposes of this policy:

•                  “Immediate family member” shall generally mean spouses (including spousal equivalents such as a domestic partner, fiancé, or “significant other”), siblings, parents, and children.

•                  “Senior officer” means President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, Chief Administrative Officer, Chief Compliance Officer, Chief Legal Officer, or any other person in a comparable position of authority or responsibility.

•                  “A company with which the Firm does or is likely to do business” includes any company:

•                  that invests or is likely to invest in a fund advised by a member of the Firm (a “Firm Fund”);

•                  that is a client or is likely to be a client of an adviser within the Firm;

•                  in which a Firm Fund invests or is likely to invest; or

•                  that renders or is likely to render goods or services to the Firm.

•                  “Government official” is any of the following persons connected to a U.S. or foreign government:

•                  any individual entrusted with prominent public functions, including heads of state or of government, senior politicians, and senior government, judicial, or military officials;

•                  any holder of or candidate for political office or any officer or other prominent or senior person of political parties; and

•                  any officer, senior, or prominent person of any administrative agencies, bureaus, or commissions (whether at the national, provincial or municipal level)

Any questions concerning this policy should be directed to Compliance by sending an e-mail to Compliance Requests (NYC).

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